UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – February 6, 2017

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THE ULTIMATE SOFTWARE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-24347	65-0694077
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Ultimate Way, Weston, Florida	33326
(Address of principal executive offices)	(Zip Code)

(954) 331-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers
As part of a ongoing comprehensive review of the senior executive officer compensation arrangements of The Ultimate Software Group, Inc., the Company’s Board of Directors and the Compensation Committee of the Board of Directors took actions recently to terminate the Company’s Amended and Restated Change in Control Bonus Plan for Executive Officers (the “CIC Plan”). The CIC Plan provides for the payment of cash amounts upon a “change in control” of the Company to three of our named executive officers: Mr. Scott Scherr, our Chairman of the Board, President and Chief Executive Officer; Mr. Marc D. Scherr, our Vice Chairman of the Board and Chief Operating Officer; and, Mr. Mitchell K. Dauerman, our Executive Vice President, Chief Financial Officer and Treasurer.
The CIC Plan was adopted initially in 2004 in lieu of granting time-based equity awards to those three named executive officers. In 2007, the CIC Plan was amended to, among other things, increase those named executive officers’ respective interests in the CIC Plan, again in lieu of granting equity awards.
In 2013, the Compensation Committee, along with its independent compensation consultant, began a strategic evaluation of the existing compensation arrangements for the senior officers, including the three named executive officers participating in the CIC Plan, taking into consideration senior management incentives, the potential costs of the CIC Plan and another change of control plan covering other senior officers (the “CIC Plan II”), and the Company’s historical practices with respect to annual equity awards to senior officers.
During its review, the Compensation Committee focused on how best to align management incentives with the creation of long-term shareholder value given that a significant amount of potential future compensation to our senior executive officers would be realized only if there was a sale of the Company. The Compensation Committee also considered the size of potential aggregate cash payments that could be due upon a change in control, including the potential significant cost associated with the Federal excise tax “gross-up” provisions under the CIC Plan and the CIC Plan II.
Primarily to achieve these goals of better aligning management incentives with long-term value creation for our shareholders and significantly reducing the aggregate amount of cash payments that would be due to senior management upon a sale of the Company, in 2015, we (i) terminated the CIC Plan II and (ii) with respect to the CIC Plan, we reduced the aggregate limit on the amount of payments that may be made under the plan from 6.0% of Sales Proceeds to 3.5% of Sales Proceeds and reduced the size of the awards granted to each of the participants in the CIC Plan.
In connection with the ongoing review of executive compensation, on February 1, 2016, our Board of Directors approved further amendments to our CIC Plan, upon the recommendation of the Compensation Committee of our Board of Directors. The amendments adopted on February 1, 2016 (i) reduced the aggregate limit on the amount of payments that may be made under the plan to 1.85% of Sales Proceeds (the aggregate limit on the amount of all payments under the CIC Plan had been 3.50% of Sales Proceeds) and (ii) reduced the size of the awards granted to each of the participants. Mr. Scott Scherr’s award was reduced from 1.00% of Sales

Proceeds to 0.50% of Sales Proceeds. Mr. Marc D. Scherr’s award was reduced from 1.00% of Sales Proceeds to 0.50% of Sales Proceeds. Mr. Mitchell K. Dauerman’s award was reduced from 0.25% of Sales Proceeds to 0.125% of Sales Proceeds.
In connection with the ongoing review of executive compensation, on February 6, 2017, our Board of Directors approved the termination of the CIC Plan and all remaining awards that were outstanding under the CIC Plan.
Pursuant to the terms of the CIC Plan, in connection with the termination of these awards, the Company was required to provide each of the participants with an arrangement of comparable value as determined by our Compensation Committee in good faith. The comparable value was provided to the participants in the CIC Plan in the form of grants of restricted stock. In connection with its determination to use restricted stock grants for this purpose, the Compensation Committee considered the management retention incentives associated with restricted stock that vests over a period of time. Mr. Scott Scherr was awarded a restricted stock award of 157,270 shares of the Company’s Common Stock with a date of grant of February 10, 2017. Mr. Marc D. Scherr was awarded 157,270 shares of the Company’s Common Stock with a date of grant of February 10, 2017. Mr. Mitchell K. Dauerman was awarded 39,317 shares of the Company’s Common Stock with a date of grant of February 10, 2017. Each of these restricted stock awards vests one-third on each of the following dates: February 10, 2018, February 10, 2019 and February 10, 2020, assuming continued employment with the Company as of such dates and subject to accelerated vesting in the event of a change in control or termination of employment due to death or disability. Based on an assumed stock price of $195.61, the closing price of the Company’s Common Stock on February 10, 2017, the value of the restricted stock awards to Mr. Scott Scherr, Mr. Marc D. Scherr and Mr. Mitchell K. Dauerman would be approximately $30.8 million, $30.8 million and $7.7 million, respectively. The restricted stock awards were granted under our Amended and Restated 2005 Equity and Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

THE ULTIMATE SOFTWARE GROUP, INC.

By: /s/ Mitchell K. Dauerman
Mitchell K. Dauerman
Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

Dated: February 10, 2017